EX-99.B-77C

SUB-ITEM 77C: Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On January 15, 2009, a joint special shareholder meeting (Meeting) for Ivy Funds was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal: To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Ivy Funds.

FUND NAME	FOR	AGAINST	ABSTAIN

Ivy Balanced Fund	4,301,172.951	71,028.640	151,134.775

Ivy Bond Fund	9,072,184.188	167,884.106	119,972.788

Ivy Cundill Global Value Fund	20,734,712.976	441,984.958	842,630.531

Ivy Dividend Opportunities Fund	8,000,953.908	215,829.770	237,656.913

Ivy European Opportunities Fund	8,377,291.525	163,669.744	252,511.851

Ivy Global Bond Fund	3,165,262.506	21,040.307	18,933.359

Ivy Global Natural Resources Fund[1]	103,802,727.716	3,092,541.182	3,607,848.378

Ivy International Balanced Fund	14,012,326.668	207,868.624	321,325.872

Ivy International Core Equity Fund	11,760,779.447	211,091.977	413,450.699

Ivy International Growth Fund	3,415,765.068	152,744.243	136,793.000

Ivy Managed European/Pacific Fund	5,406,464.047	147,394.726	154,778.608

Ivy Managed International Opportunities Fund	10,488,654.490	279,514.251	278,095.018

Ivy Mortgage Securities Fund	13,929,179.329	370,769.899	501,506.514

Ivy Pacific Opportunities Fund	21,246,314.604	478,984.681	564,959.202

Ivy Real Estate Securities Fund	16,614,663.817	274,405.158	380,376.888

Ivy Small Cap Value Fund	8,003,326.197	191,991.492	245,533.670

Ivy Value Fund	2,171,461.095	65,442.622	55,832.519

1The meeting for Ivy Global Natural Resources Fund was adjourned and held on March 27, 2009 with the results indicated.